Exhibit 99.1

GeoVax Reports 2018 Year-End Financial Results

ATLANTA, GA, March 27, 2019 – GeoVax Labs, Inc. (OTCQB: GOVX), a biotechnology company developing human vaccines, today announced its financial results for the year ended December 31, 2018.

GeoVax reported a net loss for the year ended December 31, 2018 of $2.6 million, or $0.02 per share, based on 163.6 million weighted average shares outstanding. For the year ended December 31, 2017, the Company reported a loss of $2.2 million, or $0.03 per share, based on 68.6 million weighted average shares outstanding.

Grant and collaboration revenues of $1.0 million for 2018, as compared to $1.1 million in 2017. Research and development expenses were $1.9 million in 2018, compared with $2.0 million in 2017. General and administrative expenses were $1.6 million in 2018, compared to $1.2 million in 2017.

Summarized financial information is attached. Further information concerning the Company’s financial position and results of operations are included in its Annual Report on Form 10-K filed with the Securities and Exchange Commission.

David Dodd, President & CEO, commented, “We recently published a comprehensive corporate update on our vaccine development activities, and now with our annual financial audit complete and our Annual Report on Form 10-K filed with the SEC, we can release our summarized financial information for 2018. As we described in our corporate update, during the past year GeoVax made solid progress in several highly promising human vaccine programs, expanded our research collaborations, and added to our in-house scientific expertise. We are optimistic for significant developments during 2019 and I look forward to sharing further updates as we move forward.”

About GeoVax

GeoVax Labs, Inc. is a clinical-stage biotechnology company developing human vaccines against infectious diseases using its MVA-VLP vaccine platform. GeoVax was the winner of the 2018 “Best Biotech” Vaccine Industry Excellence Awards, a finalist for the 2018 “Best Prophylactic Vaccine” Award for its Zika vaccine at the World Vaccine Congress, as well as a finalist for Pipelines of Promise at Buzz of Bio 2018. The Company’s development programs are focused on vaccines against HIV, Zika, hemorrhagic fever viruses (Ebola, Sudan, Marburg, Lassa) and malaria. GeoVax also is evaluating the use of its MVA-VLP platform in cancer immunotherapy, and for therapeutic use in chronic Hepatitis B infections. GeoVax’s vaccine platform supports in vivo production of non-infectious VLPs from the cells of the very person receiving the vaccine. The production of VLPs in the person being vaccinated mimics virus production in a natural infection, stimulating both the humoral and cellular arms of the immune system to recognize, prevent, and control the target infection. For more information, visit www.geovax.com.

Contact:

GeoVax Labs, Inc.

investor@geovax.com

678-384-7220

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Condensed Consolidated Statements of Operations Information

(amounts in thousands, except per share data)

	Year Ended
	December 31,
	2018	2017
Grant and collaboration revenue	$963	$1,075

Operating expenses:
Research and development	1,879	2,017
General and administrative	1,647	1,232
	3,526	3,249
Loss from operations	(2,563)	(2,174)
Other income (expense), net	3	4

Net loss	$(2,560)	$(2,170)

Net loss per common share	$(0.02)	$(0.03)

Weighted average shares outstanding	163,585	68,606

Condensed Consolidated Balance Sheet Information

(amounts in thousands)

	December 31,
	2018	2017
Assets:
Cash and cash equivalents	$260	$313
Other current assets	360	135
Total current assets	620	448
Property and other assets	22	42
Total assets	$642	$490

Liabilities and stockholders’ equity
Total liabilities	$1,664	$811
Stockholders’ equity (deficiency)	(1,022)	(321)
Total liabilities and stockholders’ equity	$642	$490

Common Shares Outstanding	218,903	106,737

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